Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is made as of August 22, 2023, by and between CQENS Technologies Inc. a corporation organized under the laws of the State of Delaware, (“CQENS”), and XTEN Capital Group Inc. (“XTEN”) a Corporation, organized under the laws of the State of Minnesota (the “Parties”).

WHEREAS: CQENS is the assignee and owner of the intellectual property assets contained in Exhibit A with respect to the configuration, design, manufacture, marketing, sales, and merchandising of a Heat-not-Burn consumer product consisting of device and a substrate containing consumable, such that the device heats the consumable to the point that it produces the constituents of the consumable for inhalation without the byproducts of combustion (the “IP”);

WHEREAS: the Parties recognize that CQENS’ Heat-not-Burn system (the “HNB System”) may have applications in the cannabis and CBD markets (the “Alternative Markets”);

WHEREAS: current U.S. regulations and laws and CQENS’s reporting obligations with the Securities and Exchange Commission and its current relationships with tobacco companies currently prevents the Corporation from operating in Alternative Markets; and

WHEREAS: CQENS wishes to provide a territorial license with respect to the IP to XTEN and XTEN wishes to obtain a territorial license with respect to the IP from CQENS as outlined and described herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein, the parties agree as follows:

ARTICLE 1 THE LICENSE

1.01 Grant and Scope of License

Subject to the terms and conditions of this Agreement, CQENS hereby grants to XTEN a license for the IP for the purpose of manufacturing, distributing and marketing a consumable containing cannabis and distributing and marketing an exclusively conformed device consistent with the IP within the United States of America (the Territory) under license during the term.

1.02 Right to Sub License

This license shall also grant XTEN the right to sub-license the IP rights provided herein in the territory.

1.03 Proprietary Rights

Subject to the rights granted herein, CQENS retains all of its rights, title and interests in and to all patent rights, inventions, know-how, and trade secrets relating to the IP inside and outside of the Territory except as otherwise expressly agreed between the parties. CQENS shall not sell, dispose, or alienate in any way this Agreement without respecting XTEN’s legal rights hereunder, and requiring any assignee to assume CQENS’s obligations hereunder in a form satisfactory to XTEN.

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ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.01 CQENS Representations and Warranties Generally

CQENS hereby makes the representations and warranties contained in this Article 2.00 to XTEN and acknowledges that XTEN is relying upon the accuracy of each such representation and warranty in connection with its entering into this Agreement.

2.02 Power and Authority

CQENS has the right, full corporate power, and absolute authority to enter into this Agreement and to grant the rights herein described to XTEN in the manner herein contemplated. CQENS has taken all necessary or desirable actions, steps, and corporate or other proceedings to approve or authorize, validly and effectively, the entering in to, and the execution, delivery, and performance of this Agreement and the granting of the rights herein described. This Agreement is a legal, valid, and binding obligation of CQENS, enforceable against CQENS and XTEN in accordance with its terms.

2.03 Intellectual Property

CQENS is the exclusive assignee and owner of the Patents and Applications described herein and is authorized to license the Patents and Applications. CQENS has not received any notice, complaint, threat, or claim alleging infringement of the Patents and Applications. There are no charges, encumbrances, pledges, security interests, liens, actions, claims, demands or equities of any nature or kind, nor any rights or privileges capable of becoming any of the foregoing, affecting the Patents and Patent Applications.

2.04 No Other Obligations

No person has or has made any claim or notification to CQENS alleging any written or oral agreement, understanding or commitment, or any right or privilege (whether by law or contractual) capable of becoming an agreement or commitment, to obtain rights in and to the Patents and Patent Applications that would conflict with the rights herein granted to XTEN.

2.05 Warranty Disclaimer

CQENS makes and XTEN receives no warranties of any kind, either expressed or implied, statutory or otherwise. CQENS specifically disclaims any and all implied warranties or conditions of merchantability, satisfactory quality or fitness for a particular purpose.

2.06 Infringement Actions

In the event litigation is instituted against a third party for infringement of the IP under this Agreement in the Territory, CQENS will be the party instituting the lawsuit and shall bear the cost of the litigation and shall control the litigation proceedings. XTEN will cooperate with CQENS at the expense of the party who instituted the lawsuit. Should XTEN wish to be represented, it can be by counsel of its choice at its own expense.

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ARTICLE 3 XTEN COVENANTS

3.01 Covenants Generally

XTEN hereby makes the covenants contained in this Article 3.00 to CQENS and acknowledges that CQENS is relying upon the accuracy of such covenant in connection with its entering into this Agreement.

3.02 No Competing

XTEN hereby agrees to not market any products in competition with the IP.

3.03 Patent Marking

XTEN will mark all products manufactured, distributed, marketed, merchandised and/or sold pursuant to this Agreement with the relevant numbers indicating Patents or Patent Applications. The marking will be in conformance with the patent laws and other laws of the United States of America.

3.04 Commercialization

XTEN will make good faith efforts to commercialize products under the license and in territory, taking reasonable steps to do so.

3.05 Improvements / IP Assignment and Protection

XTEN will inform CQENS of any improvements it determines need to be made to enhance commercialization efforts and agrees to irrevocably assign such improvements and the accompanying IP protection, should there be any, to CQENS.

ARTICLE 4 LICENSE / SUBLICENSING

4.01 License

This license grants XTEN the right to use the IP to develop, market and merchandise a device and cannabis consumable for distribution and sale within the US and in states, counties and municipalities where such activity is allowed by virtue of state or local laws. In lieu of royalties, XTEN will be required to purchase CQENS authorized devices and to lease and/or purchase the necessary equipment and supplies to manufacture consumables from CQENS at prices to be mutually agreed upon which shall be at fair market and mutually acceptable.

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4.02 Sublicense

Furthermore, this license grants XTEN the right to sub-license the IP rights in the territory provided the sublicensee agrees to purchase CQENS authorized devices and to lease and/or purchase the necessary equipment and supplies to manufacture consumables from CQENS in lieu of royalties at prices to be mutually agreed upon which shall be at fair market.

ARTICLE 5 INDEMNIFICATIONS

5.01 CQENS Indemnity

CQENS agrees to indemnify and hold XTEN harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by XTEN as a result of or arising directly or indirectly out of or in connection with:

1. any breach by CQENS of or any material inaccuracy of any representation or warranty of CQENS contained in this Agreement;

2. any breach or non-performance by CQENS of any covenant to be performed by it that is contained in this Agreement; and

3. infringement of any third party intellectual property rights in respect of the IP, other than any claim arising as a result of modifications to the product performed by or on behalf of XTEN.

4. Notwithstanding the foregoing but subject to Section 2.06, in the event that the IP, or any part thereof is held to constitute an infringement on the intellectual property of any third party,

CQENS, at its option and expense, may either (a) indemnify XTEN as above or (b) indemnify XTEN from and against any damages for such pre-existing infringement, and (i) amend the Patent and/or Patent Application to make it non-infringing, (ii) procure for XTEN the right to use the infringing materials, and/or (iii) replace the infringing Patent or Patent Applications with other suitable non-infringing rights having functionality that is substantially the same in all material respects to those held to infringe.

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5.02 XTEN Indemnity

XTEN agrees to indemnify and hold CQENS harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by the Licensor as a result of or arising directly or indirectly out of or in connection with:

1. any material breach or non-performance by XTEN of any covenant to be performed by it that is contained in this Agreement;

2. any breach arising from or relating to any use and distribution of the product by XTEN other than as expressly provided herein; and

3. any infringement of any third party intellectual property rights which infringement arises from modifications to the Product performed by or on behalf of XTEN, except to the extent such claim is covered under Section 6.01.

5.03 Indemnification Procedure

Any party seeking indemnification under Article 5.00 (the “Indemnitee”) in respect of a third party claim shall (i) promptly notify the indemnifying party (the “Indemnitor”) of such claim,(ii) provide the Indemnitor sole control over the defense and/or settlement thereof, and (iii) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to third party claims brought under Sections 6.01, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense and/or settlement of any such claims.

ARTICLE 6 TERM AND TERMINATION

6.01 Term

The term of this Agreement shall be for three years from the date of execution, automatically renew every three years, and shall continue in full force and in effect unless terminated by mutual agreement or by reasonable notice of either party of no less than six months.

6.02 Termination for Cause

Either party may terminate this Agreement for breach of the Agreement as follows: If any representation or warranty provided for herein proves to be materially inaccurate, or if either party materially breaches any covenant provided for herein and such breach is not cured within thirty (30) days after the non-breaching party gives written notice to the breaching party of such breach, the non-breaching party shall have the right to terminate this Agreement immediately upon the expiration of such thirty (30) day period. If the nature of the breach is such that more than thirty (30) days are required for cure, the non-breaching party shall have the right to terminate upon written notice if the breaching party fails to commence efforts to cure such default within the thirty (30) day period and in any event such cure is not completed within a reasonable period of time after the commencement of such 30 day period.

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ARTICLE 7 GENERAL

7.01 Governing Law and Jurisdiction

This Agreement shall be governed by and construed under the laws of the State of Minnesota, without reference to conflict of laws principles. The parties agree that any dispute arising under this Agreement or out of the negotiation of or the relationship that is being formed pursuant to this Agreement will only be venued in the State or Federal Courts of Minnesota, and hereby consent to such jurisdiction and venue.

7.02 Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.03 Notices

Any notice, demand, or other communication (“Notice”) required or permitted to be given or made shall be in writing and shall be sufficiently given or made if delivered in person, sent by facsimile transmission, or sent by prepaid first class registered mail during normal business hours on a Business Day and addressed as follows:

7.04 Entire Agreement

The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings.

7.05 Counterparts

This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

7.06 Further Assurances

Each party covenants and agrees to do and cause all things to be done and execute and deliver all such documents as may be required in order to carry out the provisions of this Agreement.

7.07 Severability

The provisions of this agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflect the parties’ intent in entering into this Agreement.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have entered into this Agreement.

Signature and Exhibit Page Follows

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CQENS TECHNOLOGIES INC.

By:	/s/ William P. Bartkowski
Name:	William P, Bartkowski
Title:	President/COO

XTEN

By:	/s/ Alexander Chong
Name:	Alexander Chong
Title:	Chairman/CEO

EXHIBIT A.

To the extent that the following patents and/or pending patents (“IP”) provide the licensee or Sub-licensee the protections for the specific use and in the territory described in the license or sublicense to which this Exhibit is appended. the license or Sub-license shall include the all of the listed IP and all IP that results from it.

The numbers followed by an asterisk (*) are docket numbers maintained by the Company’s and its IP counsel.

High-Temp US and International Heat Not Burn (HnB)

1.	HnB Device: US Patent No. 10,750,787 – issued 8.25.2020

2.	HnB Device: US Patent No. 11,272,741 – issued 3.15.2022

3.	HnB Device: US Patent No.: 11,606,969– issued 2.14.2023

4.	HnB Device: US Patent No.: 11,632,981—issued 4.25.2023

5.	21-44403*: HnB Device – US Patent Application No.: 17/484/874 (CON II) – filed September 24, 2021

6.	21-44701*: Method of Configuring and Manufacturing a Susceptor: US Patent Application filed 2022

7.	22-45110*: U.S. National Phase of a Divisional Patent Application for: Heat-not-Burn Device and Method—US Patent Application — filed June 2022.

9.	22-45720* US National Phase HnB II

10.	22-45707* EU National Phase HnB II; Filed 10.22

11.	22-45875* US HNB Continuation: Filed

12.	23-46259* PCT Application for: Method of Configuring and Manufacturing a Susceptor, Filed 3.3.23

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